LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins-Americas; 2) Olefins and Polyolefins-Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; and 5) Technology.

This information should be read in conjunction with our Earnings Release for the period ended September 30, 2025, including the forward-looking statements and information related to financial measures.

Olefins & Polyolefins-Americas (O&P-Americas) - Our O&P-Americas segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 1 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Operating income	$246	$142	$596	$473	$1,471
EBITDA	418	313	758	982	1,949
Identified items: Asset write-downs	9	—	—	9	—
Identified items: Cash Improvement Plan costs	1	5	—	6	—
EBITDA excluding identified items(a)	428	318	758	997	1,949
(a) See "Information Related to Financial Measures" for a discussion of the company's use of non-GAAP financial measures and Table 6 for reconciliations of these financial measures. “Identified items” include adjustments for lower of cost or market ("LCM"), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, Dutch PO joint venture exit costs, European transaction costs and discontinued operations.

Three months ended September 30, 2025 versus three months ended June 30, 2025 - EBITDA increased $105 million, or $110 million excluding identified items versus the second quarter 2025, largely due to lower planned downtime following the successful completion of turnarounds at our Channelview complex. Compared to the prior period, olefins results increased approximately $155 million driven by lower planned downtime and lower cost of ethylene due to improved co-product profitability. The company's ethylene crackers operated at about 95% of capacity, with the raw materials being approximately 80% ethane and 20% other natural gas liquids. Combined polyolefins results decreased approximately $50 million as polymer prices did not keep up with higher monomer costs.

Three months ended September 30, 2025 versus three months ended September 30, 2024 - EBITDA decreased $340 million, or $330 million excluding identified items, versus the third quarter 2024. Olefins results decreased approximately $245 million driven by higher feedstock and energy costs and lower monomer pricing, partially offset by higher volumes driven by higher operating rates given the absence of the disruption caused by Hurricane Beryl in third quarter 2024. Combined polyolefin results decreased approximately $95 million due to lower polymer prices, partially offset by lower monomer costs and higher export volumes.

Olefins & Polyolefins-Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 2 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Operating (loss) income	$(410)	$(40)	$39	$(473)	$58
EBITDA	(381)	2	81	(362)	165
Identified items: Asset write-downs	411	32	—	443	—
Identified items: Cash Improvement Plan costs	1	2	—	3	—
Identified items: European transaction costs	17	10	—	27	—
EBITDA excluding identified items	48	46	81	111	165

Three months ended September 30, 2025 versus three months ended June 30, 2025 - EBITDA decreased $383 million, an increase of $2 million excluding identified items, compared to the second quarter 2025. In the third quarter 2025, identified items of $429 million included $411 million of non-cash asset write-downs. Compared to the prior period, olefins results increased approximately $35 million due to improved volumes with less unplanned downtime, and a higher margin on lower feedstocks costs, partially offset by lower co-product prices. The company's ethylene crackers operated at approximately 80% of capacity with about 30% of the raw materials derived from non-naphtha feedstocks. Combined polyolefins results decreased approximately $45 million compared to the prior period driven by lower margins, as pricing pressures were compounded by higher energy costs. Joint venture equity income decreased by approximately $15 million due to increased costs and lower volumes.

Three months ended September 30, 2025 versus three months ended September 30, 2024 - EBITDA decreased $462 million, or $33 million excluding identified items compared to the third quarter 2024. In the third quarter 2025, identified items of $429 million included $411 million of non-cash asset write-downs. Compared to the prior period, olefins results increased approximately $25 million due to lower feedstock costs and higher volumes partially offset by lower monomer prices. Combined polyolefins results decreased approximately $75 million due to lower spreads for polymers. Joint venture equity income increased approximately $5 million due to the absence of losses recognized by a Chinese joint venture.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets propylene oxide & derivatives, oxyfuels & related products and intermediate chemicals, such as styrene monomer and acetyls.

Table 3 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Operating income	$194	$151	$210	$336	$814
EBITDA	303	286	317	683	1,423
Identified items: Gain on sale of business	—	—	—	—	(293)
Identified items: Cash Improvement Plan costs	—	4	—	4	—
Identified items: Dutch PO joint venture exit costs	—	—	—	117	—
EBITDA excluding identified items	303	290	317	804	1,130

Three months ended September 30, 2025 versus three months ended June 30, 2025 - EBITDA increased $17 million compared to the second quarter 2025 or $13 million excluding identified items recognized in the second quarter 2025. Compared to the prior period, Propylene Oxide & Derivatives results decreased approximately $15 million on lower sales volumes. Intermediate Chemicals results decreased approximately $75 million primarily due to lower styrene margins as global supply normalized following industry outages in the second quarter, as well as the absence of a $36 million gain on the sale of precious metals recognized during the second quarter of 2025. Oxyfuels & Related Products results increased approximately $115 million boosted by higher margins which were driven by higher octane blend premiums, lower butane costs and slightly higher sales volumes in Europe.

Three months ended September 30, 2025 versus three months ended September 30, 2024 - EBITDA decreased $14 million compared to the third quarter 2024. Compared to the prior period, Propylene Oxide & Derivatives results increased approximately $5 million due to higher margins. Intermediate Chemicals results decreased approximately $35 million on lower volumes due to unplanned downtime and lower methanol prices. Oxyfuels & Related Products increased approximately $15 million on higher volumes driven by European regulatory demand for ETBE, partially offset by compressed crude prices and lower blend premiums.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets compounding & solutions, such as polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders.

Table 4 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Operating (loss) income	$(765)	$10	$(5)	$(738)	$23
EBITDA	(746)	32	19	(668)	94
Identified items: Loss on sale of business	6	—	—	6	—
Identified items: Asset write-downs	782	—	—	782	—
Identified items: Cash Improvement Plan costs	5	8	—	13	—
EBITDA excluding identified items	47	40	19	133	94

Three months ended September 30, 2025 versus three months ended June 30, 2025 - Compared to the second quarter 2025, EBITDA decreased $778 million or increased $7 million excluding identified items. In the third quarter 2025, identified items of $793 million included $782 million of non-cash asset write-downs. Compared to the prior quarter, EBITDA excluding identified items increased due to higher margins from fixed cost savings, partially offset by seasonally lower volumes.

Three months ended September 30, 2025 versus three months ended September 30, 2024 - Compared to the third quarter 2024, EBITDA decreased $765 million or increased $28 million excluding identified items. In the third quarter 2025, identified items of $793 million included $782 million of non-cash asset write-downs. Compared to the third quarter 2024, EBITDA excluding identified items increased due to improved margins from fixed cost savings, partially offset by lower volumes.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 5 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Operating income	$4	$22	$59	$68	$240
EBITDA	15	33	69	100	271
Identified items: Cash Improvement Plan costs	—	1	—	1	—
EBITDA excluding identified items	15	34	69	101	271

Three months ended September 30, 2025 versus three months ended June 30, 2025 - EBITDA decreased $18 million relative to the second quarter 2025. Compared to the prior period, very low licensing activity and lower catalyst volumes were slightly offset by higher catalyst margins.

Three months ended September 30, 2025 versus three months ended September 30, 2024 - EBITDA decreased $54 million relative to the third quarter 2024. Licensing revenue decreased compared to the prior period on fewer contract milestones as well as lower catalyst volumes.
Capital Spending and Cash Balances
Capital expenditures, including sustaining maintenance and profit-generating growth projects, were $406 million during the third quarter 2025. At the end of the quarter, cash and liquid investment balances were $1.8 billion, which includes cash and cash equivalents, restricted cash and short-term investments. There were 322 million common shares outstanding as of September 30, 2025. The company paid dividends of $443 million and did not repurchase shares during the third quarter 2025.

INFORMATION RELATED TO FINANCIAL MEASURES
We make reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA exclusive of identified items provides useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as net income (loss) plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. Identified items include adjustments for “lower of cost or market" (“LCM”), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, Dutch PO joint venture exit costs, European transaction costs and discontinued operations. Asset write-downs include impairments of goodwill, impairments of long-lived assets, a write-down of a related party loan receivable and a fourth quarter 2024 deferred tax valuation allowance for one of our Chinese joint ventures recognized in Income (loss) from equity investments. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. We evaluate property, plant and equipment and definite-lived intangible assets whenever impairment indicators are present. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In June 2025, we announced plans to sell select olefins & polyolefins assets and the associated business in Europe, resulting in selling expenses, separation costs and employee-related charges (collectively referred to as "transaction costs"). In April 2025, the Company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments. In March 2025, we announced plans to permanently close our Dutch PO joint venture asset, resulting in the recognition of shutdown-related costs. In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation.

Table 6 - Reconciliation of EBITDA to EBITDA Excluding Identified Items by Segment
	Three Months Ended			Nine Months Ended
Millions of U.S. dollars	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
EBITDA:
Olefins & Polyolefins - Americas	$418	$313	$758	$982	$1,949
Olefins & Polyolefins - EAI	(381)	2	81	(362)	165
Intermediates & Derivatives	303	286	317	683	1,423
Advanced Polymer Solutions	(746)	32	19	(668)	94
Technology	15	33	69	100	271
Other, including intersegment eliminations	(6)	(13)	(39)	(20)	(111)
Discontinued operations	(83)	(47)	(35)	66	68
EBITDA	$(480)	$606	$1,170	$781	$3,859

Identified items:
less: Loss (gain) on sale of business:
Intermediates & Derivatives	$—	$—	$—	$—	$(293)
Advanced Polymer Solutions	6	—	—	6	—
add: Asset write-downs(a):
Olefins & Polyolefins - Americas	9	—	—	9	—
Olefins & Polyolefins - EAI	411	32	—	443	—
Advanced Polymer Solutions	782	—	—	782	—
less: Cash Improvement Plan costs:
Olefins & Polyolefins - Americas	1	5	—	6	—
Olefins & Polyolefins - EAI	1	2	—	3	—
Intermediates & Derivatives	—	4	—	4	—
Advanced Polymer Solutions	5	8	—	13	—
Technology	—	1	—	1	—
add: Dutch PO joint venture exit costs:
Intermediates & Derivatives	—	—	—	117	—
add: European transaction costs:
Olefins & Polyolefins - EAI	17	10	—	27	—
less: Discontinued operations	83	47	35	(66)	(68)
Total Identified items:	$1,315	$109	$35	$1,345	$(361)

EBITDA excluding Identified items:
Olefins & Polyolefins - Americas	$428	$318	$758	$997	$1,949
Olefins & Polyolefins - EAI	48	46	81	111	165
Intermediates & Derivatives	303	290	317	804	1,130
Advanced Polymer Solutions	47	40	19	133	94
Technology	15	34	69	101	271
Other, including intersegment eliminations	(6)	(13)	(39)	(20)	(111)
EBITDA excluding Identified items	$835	$715	$1,205	$2,126	$3,498

(a) Include asset write-downs in excess of $10 million in aggregate for the period.